Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333-130685) on Form S-8 of TrueBlue, Inc. of our report dated June 24, 2010, appearing in the Annual Report on Form 11-K of the TrueBlue, Inc. 401(k) Plan for the year ended December 31, 2009.

/s/ LeMaster & Daniels PLLC
LeMaster & Daniels PLLC
Spokane, Washington June 24, 2010